Exhibit 99.1

Nordstrom Appoints Guy B. Persaud to Board of Directors
SEATTLE, September 21, 2023 - Nordstrom, Inc. (NYSE: JWN) today announced the appointment of Guy B. Persaud to its Board of Directors, effective immediately. With Persaud’s appointment, the Nordstrom Board has been expanded to 12 directors.
Persaud has nearly three decades of experience across four continents leading multi-billion-dollar businesses and global organizations across a wide range of cultural contexts. In his current role as president of the new business unit at Procter & Gamble, Persaud is responsible for identifying and operating high-growth and value-creation businesses outside the company’s traditional business units. Previous roles at the company include: senior vice president, fabric and home care and head of brand, Latin America; senior vice president, fabric and home care, greater China; global franchise leader; and other roles in the U.S. and Europe. A native of Canada, Guy joined Procter & Gamble after completing his Master of Business Administration at McGill University.
“We’re thrilled to welcome Guy to our Board of Directors,” said Brad Tilden, chairman of the Nordstrom Board. “Guy has a long track record of identifying strategic growth opportunities for businesses, uncovering unmet customer needs and creating long-term shareholder value at P&G. His experience leading global organizations and tackling complex business scenarios will complement the existing strengths of our Board to help drive our business forward as we continue to execute on our strategy.”
ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we're building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that's in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Nordstrom Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.

INVESTOR CONTACT:	Sara Penner
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com

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